Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-281614-01 on Form S-3 of our report dated February 26, 2025, relating to the financial statements of Evergy Metro, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 26, 2025